U.S. Shipping Partners L.P. Reports First Quarter 2007 Financial Results

Declares Q1 Distribution of $0.45 per Unit

EDISON, NJ -- 05/07/2007 -- U.S. Shipping Partners L.P. (NYSE: USS) (the "Partnership") today reported its financial results for its first quarter ended March 31, 2007. The Partnership's net income for the quarter was $5.7 million compared to $4.2 million for the quarter ended March 31, 2006. Operating income (excluding a $3.5 million contract settlement paid to the Partnership) was $6.9 million for the first quarter of 2007 compared to $5.6 million in the same period in 2006. Net income per basic and diluted limited partnership unit for the 2007 first quarter was $0.31, compared to $0.30 for the 2006 first quarter. The financial results for 2007 were impacted favorably by the contract settlement discussed above of $3.5 million included in "Other Income" during the quarter, or $0.19 per basic and diluted limited partnership unit.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EDITDA") increased by $6.2 million to $19.5 million for the quarter ended March 31, 2007 from $13.3 million for the comparable period in 2006. The increase was primarily due to an increase in operating income of $4.8 million combined with an increase in depreciation and amortization of $1.4 million. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Revenues for the quarter ended March 31, 2007 increased $5.0 million to $42.1 million from $37.0 million for the same quarter of 2006. The increase was due to the addition of the Sea Venture, which was placed in service in June 2006 and contributed approximately $3.5 million in revenues during the quarter ended March 31, 2007, combined with an increase in charter rates of approximately 3% and an increase in the number of days worked which together contributed an additional $1.5 million of revenues. The increase in revenues was partially offset by an increase in vessel operating expenses of $1.3 million and depreciation and amortization expense of $1.4 million, primarily related to the addition of the Sea Venture.

General and administrative expenses increased by $0.9 million in the quarter ended March 31, 2007 compared to the quarter ended March 31, 2006, due primarily to an increase in personnel and professional fees. These planned year-over-year increases in personnel and the use of professional firms were incurred primarily to manage the growth of the Partnership, including the construction of the tankers and the articulated tug barges ("ATBs"). Additionally, interest expense increased by $5.4 million for the quarter due to increased borrowings and higher interest rates. This increase in interest expense was partially offset by an increase in interest income of $2.6 million on the Partnership's restricted cash accounts. The restricted cash accounts include two escrow accounts which were established as part of the Partnership's 2006 debt and equity financings to fund the construction of at least three new ATBs and the Partnership's remaining committed equity contributions to the joint venture entered into by the Partnership in 2006. Interest income will decrease as funds in these escrow accounts are used to fund the construction of the three new ATBs and the Partnership's equity contributions to the joint venture.

The Partnership also announced that the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the first quarter, or $1.80 per unit annualized. The distribution will be payable on May 15, 2007 to unitholders of record on May 11, 2007.

Distributable cash flow ("DCF") for the three months ended March 31, 2007 was $16.2 million, or 1.93 times the amount needed to cover the cash distribution of $8.4 million declared in respect of the period. The calculation of DCF includes two addbacks for financing costs incurred relative to its construction projects. The distribution addback represents the distributions on units issued to finance the funding of the Partnership's commitment to the joint venture entered into by the Partnership in 2006. The additional interest adjustment is attributable to interest expense incurred on escrowed borrowings used to fund the construction of three ATBs. DCF is a non-GAAP financial measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Our first ATB, the parcel barge Chemical Transporter and the pusher tug Freeport is nearing completion. Engine commissioning on the Freeport began in early May and sea trials are scheduled to commence in mid May. Final systems testing and regulatory certification are expected to be completed immediately following the tug's arrival in Baltimore, where it will be joined together with the barge. Launch of the Chemical Transporter is scheduled to occur in late May. Following final commissioning and testing of cargo systems and regulatory certification and sea trials, the completed ATB is expected to enter the Partnership's chemical service in mid June. This ATB unit is already fully covered with contracts of affreightment with major customers of the Partnership. The estimated final delivered cost of the ATB unit is currently expected to approximate $86.0 million - $88.0 million. Delays and cost overruns associated with this ATB unit are primarily attributable to various breaches of contract by the original builder. The Partnership believes it has valid claims which, if recovered, will reduce this gross amount. We are currently pursuing a sale and leaseback of this ATB, which if completed will allow us to finance the construction of the fifth ATB of the series, if we proceed with the construction of that unit. The decision whether to proceed with the construction of the fifth ATB unit needs to be made by June 18, 2007. The Partnership's ability to complete the first ATB on the above estimates of both timing and cost are dependent on a number of factors, some of which are beyond our control, including the availability and cost of needed equipment and labor as well as weather conditions. As a result of the delay in the delivery of, and the increased cost of constructing, the first ATB, the Partnership probably will not be able to meet certain of its current financial covenant requirements under its senior credit facility in the second half of the year. The Partnership believes that the lenders under the senior credit facility will modify the financial covenants so that the Partnership will remain in compliance with such covenants, although there can be no assurance of this. The Partnership was in compliance with all its financial covenants at the end of the first quarter of 2007. Any further delay in delivery of the ATB and/or increase in the cost of completion could adversely affect our business.

Paul Gridley, Chairman and CEO, stated, "We are pleased with the first quarter's financial and operational results and we are optimistic that the fundamental trends in our business are moving in a positive direction. Utilization of our vessels was over 99% and both revenues and operating income increased over last year. We believe that growth in our business is currently being limited only by our vessel capacity. The first ATB unit is near completion and its delivery during the second quarter will increase our capacity and allow us to grow our business further."

The Partnership also announced the appointment of Jan T. Ziobro, a 28-year veteran of the shipping industry, as Vice President, New Construction. In this role, Mr. Ziobro will have oversight of the Partnership's new construction program, which presently stands at nine 49,000 dwt product tankers and four 19,999 dwt ATB units.

Earnings Conference Call

We have scheduled a conference call for Tuesday, May 8, 2007, at 4:30 pm Eastern time, to review our first quarter results. Dial-in information for this call is 1-866-202-3109 (Domestic) and 1-617-213-8844 (International). The participant passcode is 19673154. The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic "coastwise" trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles. However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements. The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners. The calculation of distributable cash flow is detailed in the table below. Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC.

                   U.S. Shipping Partners L.P.
              Consolidated Statements of Operations
       (in thousands, except for per unit data) (unaudited)

                                                 For the Three Months Ended
                                                          March 31,
                                                  ------------------------
                                                      2007         2006
                                                  -----------  -----------

Voyage revenue                                    $    42,082  $    37,049
                                                  -----------  -----------
Vessel operating expenses                              14,918       13,600
% of voyage revenue                                      35.4%        36.7%
Voyage expenses                                         7,437        7,335
% of voyage revenue                                      17.7%        19.8%
General and administrative expenses                     3,765        2,826
% of voyage revenue                                       8.9%         7.6%
Depreciation and amortization                           9,048        7,658
Other income                                           (3,486)           -
                                                  -----------  -----------
  Total operating expenses, net                        31,682       31,419
                                                  -----------  -----------
  Operating income                                     10,400        5,630
  % of voyage revenue                                    24.7%        15.2%
Interest expense                                        6,917        1,557
Interest income                                        (2,675)        (124)
                                                  -----------  -----------
  Income before income taxes and minority
   interest                                             6,158        4,197
Provision (benefit) for income taxes                      420           (3)
                                                  -----------  -----------
  Income before minority interest                       5,738        4,200
Minority interest in Joint Venture losses                  11            -
                                                  -----------  -----------
  Net income                                      $     5,749  $     4,200
                                                  ===========  ===========

General partner's interest in net income          $       115  $        84
Limited partners' interest in:
  Net income                                      $     5,634  $     4,116
  Net income per unit - basic and diluted         $      0.31  $      0.30
  Weighted average units outstanding -
   basic and diluted                                   18,234       13,800

Supplemental Operating Statistics

                                               For the Three Months Ended
                                                        March 31,
                                               ---------------------------
                                                   2007           2006
                                               ------------   ------------
Total fleet
Vessel days                                             900            810
Days worked                                             893            790
Drydocking days                                           -              -
Net utilization (1)                                      99%            98%
Average time charter equivalent rate (2)       $     38,796   $     37,599

(1) Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.
(2) Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.
    Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

                       U.S. Shipping Partners L.P.
       Reconciliation of Non-GAAP Financial Measures to GAAP Measures
                     (in thousands) (unaudited)

    Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

                                                For the Three Months Ended
                                                        March 31,
                                                ---------------------------
                                                    2007          2006
                                                ------------- ------------
Net income                                      $       5,749 $      4,200
Adjustments to reconcile net
 income to EBITDA:
Depreciation and amortization                           9,048        7,658
Interest expense, net                                   4,242        1,433
Provision (benefit) for income taxes                      420           (3)
                                                ------------- ------------
EBITDA                                          $      19,459 $     13,288
                                                ============= ============

            Distributable Cash Flow (1)

                                                                For the
                                                             Three Months
                                                                 Ended
                                                             Mach 31, 2007
                                                             --------------
      Net income                                             $        5,749
      Adjustments to reconcile net income to
       distributable cash flow:
Add:  Depreciation and amortization (2)                               9,453
      Distribution addback (3)                                        2,036
      Additional interest adjustment (3)                              4,150
      Provision for income taxes                                        420
      Joint Venture fee income (4)                                       17
      Partnership interest in Joint Venture losses (4)                    7
Less: Estimated maintenance capital expenditures (5)                  5,225
      Payments to Hess under support agreement                          447
      Income taxes paid                                                   4
                                                             --------------
      Distributable cash flow                                $       16,156
                                                             ==============

      Cash distribution in respect of the period             $        8,372
      Distribution coverage                                            1.93

(1) Distributable Cash Flow provides additional information for evaluating our ability to pay the minimum quarterly distributions on the outstanding common and subordinated units and the 2% general partner interest.
(2) Includes amortization of deferred financing costs, which is included in interest expense in the Consolidated Statements of Operations.
(3) Our partnership agreement allows us to addback interest paid on debt incurred and distributions paid on equity issued to finance the construction of a capital improvement or replacement asset and paid during the period beginning on the date the Partnership enters into a binding obligation to commence construction of such capital improvement and ending on the date the capital improvement is placed in service, abandoned, or sold.
(4) The fee income represents management fees received from the Joint
    Venture that are eliminated in preparation of the Consolidated
    Statements of Operations of the Partnership. Additionally, the expenses incurred by the Joint Venture are excluded from the Partnership's distributable cash flow.
(5) Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent. This estimate is $20.9 million for 2007.

Contact Information:

Albert Bergeron
1-866-467-2400